Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the registration statement Nos. 333-127717 and 333-136728 on Form S-8 and 333-140246 on Form S-3 of our report dated September 28, 2007, with respect to the consolidated balance sheets of IsoRay, Inc. and Subsidiary as of June 30, 2007 and 2006, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for the years then ended, which report appears in the Form 10-KSB filing for IsoRay, Inc. to be filed on September 28, 2007.

/s/ DeCoria, Maichel & Teague, P.S.

Spokane, Washington
September 28, 2007